Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 28 February 2022, relating to the consolidated financial statements of Lloyds Banking Group plc and the effectiveness of Lloyds Banking Group plc's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Lloyds Banking Group plc for the year ended 31 December 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

7 June 2022